Exhibit 10.2

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT is made as of March 3, 2008, as amended and supplemented April 24, 2008, as subsequently amended and supplemented June 30, 2008, as subsequently amended and supplemented August 20, 2008, and as subsequently amended and supplemented September 4, 2008, by and between Xedar Corporation, a Colorado corporation (hereinafter "Pledgor"), and Hugh H. Williamson, III (hereinafter "Pledgee").

1.           Background. As of this date, Pledgee has loaned Pledgor up to Two Million Five Hundred Fifty Thousand Dollars and No Cents ($2,550,000.00) pursuant to the terms of a Fourth Amended and Restated Secured Subordinated Promissory Note (the “Note”) issued to Pledgee.  Therefore, the parties enter into this Agreement.

2.           Pledge. Pledgor hereby grants a security interest to Pledgee in the following "Collateral":  All present and future property of Pledgor wherever located and however described (including, without limitation, any and all present and future goods, whether constituting inventory, equipment, farm products or consumer goods (and whether or not constituting a fixture) and any and all present and future instruments, money, documents, chattel paper, accounts, contract rights, and general intangibles), together, in each case, with all proceeds and products thereof.  Pledgee acknowledges and agrees that the security interest granted hereby is and shall be subordinate in every respect to the security interest(s) of KeyBank National Association ("KeyBank") in and to the Collateral under those certain Commercial Security Agreements dated June 7, 2007 and September 28, 2007.

3.           Rights to Collateral. During the term of this pledge, and for so long as the Pledgor is not in default in the performance of any of the terms of this Agreement or in the payment of the Note, the Pledgor shall have the right to possess, use, hypothecate, transfer and otherwise dispose of the Collateral in the ordinary course of business. Pledgor will not sell or otherwise dispose of the Collateral or any interest therein, outside the ordinary course of business, without the prior written consent of Pledgee except for tangible assets that are obsolete, broken or no longer required for the operation of the Pledgor's business in the ordinary course

4.           Payment of Note.  Upon full payment of the Note, the Pledgee's rights pursuant to this Pledge and Security Agreement shall immediately terminate and thereafter Pledgor shall own all right, title, and interest in and to the Collateral free of any encumbrances and without obtaining the consent of any other person.

5.             Default.  In the event that the Pledgor defaults in the performance of any of the terms of this Agreement or in the payment of the Note, then the Pledgee shall have all the rights and remedies provided in the Uniform Commercial Code in force in the State of Colorado at the date of this Agreement and any rights which may be added by subsequent amendment, and, in this connection, the Pledgee may, upon 30 days’ written notice to the Pledgor sent by registered mail, without liability for any diminution in price which may have occurred, and subject to the rights of KeyBank, sell all the Collateral in such a manner and for such price as the Pledgee may determine.  Out of the proceeds of the sale, subject to the rights of KeyBank, the Pledgee may retain an amount equal to the principal and interest then due on the Note, plus the amount of the expenses of the sale, including attorney’s fees, and shall pay any balance of such proceeds to the Pledgor.  In the event that the proceeds of any sale are insufficient to cover the principal and interest of the Note plus expenses of the sale, the Pledgor shall remain liable to the Pledgee for any deficiency.

6.           Miscellaneous. The rights of Pledgee shall inure to the benefit of any subsequent holder of an interest in the Note.  This Agreement shall be governed under the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

PLEDGOR:	Xedar Corporation, a Colorado corporation

	By:	/s/ Steven M. Bragg
Steven M. Bragg, CFO

PLEDGEE:	By:	Hugh H. Williamson, III
Hugh H. Williamson, III